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March 24, 1995


Mr. Don O'Connor
64 Tallmadge Ave
Chatham, NJ  07928


Dear Don:


We are very pleased to offer you the position of Vice President Customer Support with Applied Digital Access, Inc., reporting to Pete Savage, Chief Executive Officer. We are very excited that you will be joining the ADA team as a regular full-time employee. Your compensation will be $5,208.33, paid semimonthly (equivalent to $125,000.00 on an annualized basis). In addition, you will receive the other benefits afforded to all regular full-time employees of ADA. These include two weeks paid vacation, partially paid health insurance coverage through participation in ADA's Section 125 Cafeteria Plan, the opportunity to participate in a 401(k) plan, and the opportunity to participate in ADA's Stock Purchase Plan.

When you report on board as a regular full-time employee of ADA, we will pay to you a one-time bonus of $10,000.

As Vice President Customer Support, you will be an officer of the Company and will participate in the Management Team Incentive Compensation Plan. This plan provides for a cash payment of 30% of base salary at plan as approved by the Compensation Committee of the Board of Directors.

As a key part of your compensation package, we will recommend to the Board of Directors that you be granted an option to purchase 50,000 shares of ADA common stock in accordance with ADA's Incentive Stock Option Plan. This stock will vest over a four-year period, with one-fourth fully vested at the end of your first twelve months of employment at ADA and the remainder vesting monthly thereafter. The exercise price of shares granted under ADA's Incentive Stock Option Plan will be determined at the time your option is granted by ADA's Board of Directors.

To assist you in relocating to San Diego, we will provide reimbursement for up to $50,000 for relocation and interim living expenses as incurred. This amount will be subject to Federal and State withholding regulations. We will reimburse you for the those taxes to be paid up to a maximum of $20,000. If you leave ADA before the end of two years from your date of hire, this relocation assistance will be deemed subject to prorated repayment based on the number of months you work at ADA.

We will guarantee, upon acceptance of this offer of employment, that you will be employed by ADA for a minimum of twelve months. Thereafter, you will be entitled to three months salary as severance in the

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event of your involuntary separation of employment from ADA, or the severance arrangement in force, whichever is greater.

Except as noted above, employment with Applied Digital Access is not for a specific term and can be terminated by you or by ADA at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. Any modification to this at-will term of your employment must be in writing and signed by you and by ADA's President.

ADA is committed to a drug-free workplace and has a zero-tolerance drug policy. Illegal possession or use of drugs of any kind, at any time, on or off company premises within or outside of working hours may result in immediate dismissal.

Smoking is not permitted on company property or at any company off-premises events.

This offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and providing ADA with the legally required proof of your identity and authorization to work in the United States. Please sign both copies of this letter, retain one copy for your files, and return the second copy to us as soon as possible. Don, we are
delighted to have you join our team.   We look forward to working with you,
and to enjoying the success our team will realize together.

Sincerely,


      /s/ Peter P. Savage                         /s/ Richard W. Carter
-------------------------                         ----------------------
          Peter P. Savage                          Richard W. Carter
          President - CEO                         Vice President, Finance

Please indicate your acceptance of this offer by signing below: My first day of employment will be 5/30/95 or before.

Accepted  /s/ D. J. O'Connor  Date 3/25/95
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               Don O'Connor